Exhibit 10.43

DOMINION RESOURCES, INC.

RESTRICTED STOCK AWARD AGREEMENT

THIS AGREEMENT, dated March 1, 2009, between DOMINION RESOURCES, INC., a Virginia Corporation (the “Company”) and James F. Stutts (“Participant”), is made pursuant and subject to the provisions of the Dominion Resources, Inc. 2005 Incentive Compensation Plan (the “Plan”). All terms used in this Agreement that are defined in the Plan have the same meaning given to such terms in the Plan.

1.	Award of Stock. Pursuant to the Plan, 16,568 shares of Company Stock (the “Restricted Stock”) are awarded to the Participant as of March 1, 2009 (“Date of Grant”), subject to the terms and conditions of the Plan, and subject further to the terms and conditions set forth in this Agreement.

2.	Vesting. Except as provided in paragraphs 4 or 5, one hundred percent (100%) of the shares of Restricted Stock awarded under this Agreement will vest on March 1, 2010 (“Vesting Date”).

3.	Forfeiture. Except as provided in paragraphs 4, 5 or 6, the Participant’s rights in the Restricted Stock will be forfeited if the Participant Retires or otherwise terminates employment with the Company prior to the Vesting Date.

4.	Death, Disability. Involuntary Termination without Cause. If the Participant dies or becomes Disabled before the Vesting Date or if the Participant’s employment is involuntarily terminated by the Company without Cause, including a Constructive Termination (as such terms are defined by the Employment Continuity Agreement between the Participant and the Company) before the Vesting Date, the Participant will become vested in the number of shares of Restricted Stock awarded under this Agreement multiplied by a fraction, the numerator of which is the number of complete calendar months from the Date of Grant to the first day of the calendar month coinciding with or immediately following the date of the Participant’s termination of employment, and the denominator of which is the number of complete calendar months from the Date of Grant to the Vesting Date. The vesting will occur on the first day of the calendar month coinciding with or immediately following the date of the Participant’s termination of employment due to death, Disability, or involuntary termination by the Company without Cause. Any shares of Restricted Stock that do not vest in accordance with this Paragraph 4 will be forfeited.

5.	Change of Control. Upon a Change of Control prior to the Vesting Date, the Participant’s rights in the Restricted Stock will become one hundred percent (100%) vested if both of the following conditions apply:

(i)	The person serving as the Company’s Chief Executive Officer immediately prior to the Change of Control date ceases to serve as the Chief Executive Officer of the successor entity at any time prior to the Vesting Date; and

(ii)	The Participant’s employment is terminated by the successor entity without Cause, including Constructive Termination (as such terms are defined by the Employment Continuity Agreement between the Participant and the Company).

6.	Acceleration of Vesting upon Retirement. The CGN Committee, in its sole discretion, may accelerate the vesting of all or a portion of the shares of Restricted Stock awarded under this Agreement upon the Participant’s Retirement prior to the Vesting Date if the Committee determines, following consultation with the Chief Executive Officer, that the Participant’s Retirement will not be detrimental to the Company.

7.	Terms and Conditions.

a.	Nontransferability. The Restricted Stock shares are not transferable and are subject to a substantial risk of forfeiture until such shares become vested in accordance with the terms of this Agreement.

b.	Stock Power. As a condition of accepting this award, the Participant hereby assigns and transfers the shares of Restricted Stock granted pursuant to this Agreement to Dominion Resources, Inc. and hereby appoints Dominion Resources Services, Inc. as attorney to transfer the shares on its books.

c.	Custody of Shares. The Company will retain custody of the shares of Restricted Stock.

d.	Shareholder Rights. The Participant will have the right to receive dividends and will have the right to vote the Restricted Stock shares.

e.	Delivery of Shares.

(i)	Share Delivery. As soon as practicable after the Vesting Date or after the occurrence of an event described in Paragraph 4, 5 or 6, the Company will deliver to the Participant the appropriate number of shares of Company Stock. The Company will also cancel the stock power covering such shares.

(ii)	Withholding of Taxes. No Company Stock will be delivered until the Participant (or the Participant’s successor) has paid to the Company the amount that must be withheld under federal, state and local income and employment tax laws (the “Applicable Withholding Taxes”) or the Participant and the Company have made satisfactory provision for the payment of such taxes. Unless the Participant makes an alternative election, the Company will retain the number of shares of Restricted Stock (valued at their Fair Market Value) required to satisfy the Applicable Withholding Taxes. As an alternative to the Company retaining shares, the Participant or the Participant’s successor may elect to (i) deliver Mature Shares (valued at their Fair Market Value) or (ii) make a cash payment to satisfy the Applicable Withholding Taxes. Fair Market Value will be determined based on the closing price of Company Stock on the business day immediately preceding the date the Restricted Stock shares become vested.

f.	Fractional Shares. A fractional share of Company Stock will not be issued and any fraction will be disregarded.

g.	Retire or Retirement. For purposes of this Agreement, the term Retire or Retirement means, early or normal Retirement as defined in the Dominion Pension Plan, as in effect at the time of the determination.

h.	No Right to Continued Employment. This Restricted Stock Award does not confer upon the Participant any right with respect to continuance of employment by the Company or a Dominion Company, nor will it interfere in any way with the right of the Company or a Dominion Company to terminate the Participant’s employment at any time.

i.	Change in Capital Structure. The terms of the Restricted Stock Award will be adjusted as provided in Section 15 of the Plan if the Company has a change in capital structure.

j.	Governing Law. This Agreement will be governed by the laws of the Commonwealth of Virginia, other than its choice of law provisions.

k.	Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the date of the award and the provisions of this Agreement, the provisions of the Plan will govern. All references in this Agreement to the Plan will mean the plan as in effect on the Date of Grant.

1.	Participant Bound by Plan. By accepting this Agreement, Participant hereby acknowledges receipt of a copy of the Prospectus and Plan Document accessible on the Company Intranet and agrees to be bound by all the terms and provisions thereof.

m.	Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement will be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and the successors of the Company.

IN WITNESS WHEREOF the Company has caused this Agreement to be signed by a duly authorized officer as of the date first written above.

DOMINION RESOURCES, INC.

By:
Thomas F. Farrell, II
Chairman, President and Chief Executive Officer

ACCEPTED:

James F. Stutts